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                     August 16, 2022

       Marvin Tien
       Co-Chairman, Chief Executive Officer and Director
       Corner Growth Acquisition Corp.
       251 Lytton Avenue, Suite 200
       Palo Alto, CA 94301

                                                        Re: Corner Growth
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39814

       Dear Marvin Tien:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction